EXHIBIT 23.1


                   CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


We hereby consent to the incorporation by reference in this Amendment No. 1 to Registration Statement on Form F-4 of Companhia Vale do Rio Doce of our reports dated March 26 and March 28, 2002, relating to the balance sheet of Vale Overseas Ltd. and the consolidated financial statements of Companhia Vale do Rio Doce and its subsidiaries, respectively, which appear in the Annual Report on Form 20-F for the year ended December 31, 2001. We also consent to the reference to us under the heading "Experts" in such Registration Statement.



/s/ PricewaterhouseCoopers
PricewaterhouseCoopers
Auditores Independentes




Rio De Janeiro, Brazil
July 9, 2002